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Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
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PHASE I DATA FROM TARGETED GENETICS’ tgAAC09 VACCINE FOR HIV/AIDS
PRESENTED AT SCIENTIFIC CONFERENCE

Seattle, WA - February 28, 2007 - Targeted Genetics Corporation (Nasdaq: TGEN) today announced that Dr. Jan van Lunzen, Medical Director, University Medical Center, Hamburg Eppendorf, Germany, presented updated Phase I data from a study of tgAAC09 in healthy volunteers not infected with HIV in a poster presentation at the 14th Conference on Retroviruses and Opportunistic Infections in Los Angeles. The tgAAC09 vaccine candidate utilizes an adeno-associated virus (AAV) vector to deliver genes encoding HIV proteins and is designed to stimulate an immune response against HIV. Targeted Genetics, the International AIDS Vaccine Initiative (IAVI) and researchers at Columbus Children’s Research Center and Children’s Hospital of Philadelphia are collaborating on the development of tgAAC09 and other AAV-based HIV vaccines.

“The results reported today reinforce the favorable safety and tolerability profiles of tgAAC09 observed in clinical trials to date, and provide the rationale for evaluating the vaccine at higher doses and at different dosing intervals,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “We have a Phase II clinical study of tgAAC09 at higher doses currently underway at multiple sites in South Africa, Zambia and Uganda, and are continuing to work with our collaborators to explore additional vaccine constructs comprising other AAV serotypes and HIV genes. We believe that AAV-based vaccines may play an important role in mitigating the global HIV/AIDS pandemic.”

In this Phase I study, 80 healthy volunteers in Europe and India received a single intramuscular injection of tgAAC09 at different doses. Additionally, 21 of the 50 European volunteers received a booster vaccination of either tgAAC09 at the highest dose tested, or placebo. The results presented today demonstrate that vaccination with tgAAC09 appears to be safe and well tolerated and stimulated a modest immune response against gag, the principal HIV protein encoded by tgAAC09. In animal models, tgAAC09 elicited both T- and B-cell responses. In this trial, HIV-specific T-cell responses were observed in 20 percent of participants receiving the highest dose of tgAAC09 tested; however antibody responses were not observed.

“Although the responses in this study are modest overall, it is very encouraging to see a 20% participant response at this dose threshold,” said Dr. van Lunzen. “Given the dose-response relationship observed in this trial, it is our hope that higher doses may enhance the vigor of the immune response elicited by tgAAC09. Further study of this and other AAV-based vaccines is warranted, as they provide a novel approach for using the power of the immune system to fight such a devastating infection.”

About the tgAAC09 Clinical Program
The Phase I clinical trial is a double-blind, placebo-controlled, dose-escalation safety study that also monitors immune responses to HIV antigens. The portion of the study conducted in Belgium and Germany enrolled 50 volunteers who were in good general health and not infected with HIV. The portion of the trial being conducted in India enrolled 30 healthy HIV-uninfected volunteers. Each volunteer received a single intramuscular injection into the upper arm. A subset of volunteers also received a second dose of the vaccine to determine if repeat dosing is safe, and if it boosts immune responses. The Phase I trial in Germany, Belgium and India is being conducted in collaboration with researchers at Columbus Children's Research Institute and The Children's Hospital of Philadelphia.

A Phase II trial of a vaccine based on AAV2 is being conducted in collaboration with the Chris Hani Baragwanath Hospital, the Desmond Tutu Institute for HIV Research and the University of Limpopo in South Africa; the Uganda Virus Research Institute; and the Zambia Emory HIV Research Project. This trial is being conducted in order to evaluate the potential impact of a higher dose of tgAAC09 and boost vaccination on the strength and duration of immune responses.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics' proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes encoding proteins to increase gene function, as well as RNAi to decrease or silence gene function. Targeted Genetics' product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit the Company’s website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the data to be collected in this trial, the establishment or determination of efficacy endpoints from the data collected in the trial, the timely and complete accrual of patients in the trial and our ability to commercialize tgAAC09 and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our ability to recruit and enroll suitable trial participants, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals, as well as other risk factors described in Item 1A. Risk Factors in our report on Form 10-K for the year ended December 31, 2005 and updated in Item 1A. Risk Factors in our Form 10-Q for the quarter ended September 30, 2006. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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